Exhibit 10.21
AMSURG CORP.
NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of February, 2008 (the “Grant Date”), by and between AmSurg Corp., a Tennessee corporation (together with its Subsidiaries and Affiliates, the “Company”), and Ken P. McDonald (the “Colleague”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the AmSurg Corp. 2006 Stock Incentive Plan (the “Plan”).
     WHEREAS, the Company desires to afford the Colleague an opportunity to purchase shares of Common Stock, no par value per share, of the Company (the “Shares”), as hereinafter provided in accordance with the provisions of the Plan.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Option.
          (a) The Company grants to Colleague as of the date of this Agreement the right and option (the “Option”) to purchase 47,394 Shares, in whole or in part (the “Option Stock”), at an exercise price of Twenty-Four and 75/100 Dollars ($24.75) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. Neither Colleague, nor any holder or beneficiary of the Option shall have any of the rights of a shareholder with respect to the Option Stock until such person has become a holder of such Shares by the due exercise of the Option and payment of the Option Payment (as defined in Section 3 below) in accordance with this Agreement.
          (b) The Option shall be a non-qualified stock option. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal, state or other taxes are withheld or collected from the Colleague.
     2. Timing of Exercise. Colleague may exercise this Option with respect to 100% of the Option Stock from and after the third anniversary of the date of this Agreement.
     3. Manner of Exercise. The Option may be exercised in whole or in part at any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, by serving written notice of intent to exercise the Option delivered to the Company at its principal office (or to the Company’s designated agent), stating the number of Shares to be purchased, the person or persons in whose name the Shares are to be registered and each such person’s address and social security number. Such notice shall not be effective unless accompanied by payment in full of the Option Price for the number of Shares with respect to which the Option is then being exercised (the “Option Payment”) and cash equal to the required withholding taxes as set forth by Internal Revenue Service and applicable State tax guidelines for the employer’s minimum statutory withholding. The Option Payment shall be made in cash or cash equivalents or in whole Shares that have been held by the Colleague for at least six (6) months prior to the date of exercise valued at the Shares’ Fair Market Value on the date of exercise (or the next succeeding trading date if the date of exercise is not a trading date) or the actual sales price of such Shares, together with any applicable withholding taxes, or by a combination of such cash (or cash equivalents) and Shares. The Colleague shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of the Option or any other stock option of the Company. Subject to applicable securities laws, the Colleague may also exercise the Option by delivering a notice of exercise of the Option and by simultaneously selling the Shares of Option Stock thereby acquired pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Payment, together with any applicable withholding taxes.
     4. Termination of Option. The Option will expire ten (10) years from the date of grant of the Option (the “Term”) with respect to any then unexercised portion thereof, unless terminated earlier as set forth below:
          (a) Termination by Death. If the Colleague’s employment by the Company or service as a member of the Board of the Company terminates by reason of death, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of death, by the legal representative of the estate or by the legatee of the Colleague under the will of the Colleague, for a period of one (1) year from the date of death or until the expiration of the Term of the Option, whichever period is the shorter.
          (b) Termination by Reason of Disability. If the Colleague’s employment by the Company or service as a member of the Board of the Company terminates by reason of Disability, this Option may thereafter be exercised by the Colleague, to the extent it was exercisable at the time of termination, for a period of three (3) years from the date of such termination or until the expiration of the Term of the Option, whichever period is shorter; provided, however, that if the Colleague dies within such three (3) year period, the Option shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve (12) months from the date of such death or until the expiration of the stated term of the Option, whichever period is shorter.
          (c) Voluntary Termination. If the Colleague’s service as a member of the Board of the Company is terminated as a result of Colleague’s voluntary resignation from the Board, this Option may be exercised, to the extent the Option was exercisable at the time of such termination, by the Colleague for a period of three (3) months from the date of such termination of employment or the expiration of the Term of the Option, whichever period is the shorter.
     5. Change in Control. In the event of a Change in Control, the Option, to the extent not previously exercisable and vested, shall become fully exercisable and vested.
     6. No Right to Continued Employment or Service on the Board. The grant of the Option shall not be construed as giving Colleague the right to be retained in the employ of the Company or to continue to serve as a member of the Board of the Company, and the Company may at any time dismiss Colleague from employment or service on the Board (subject to other legal limitations), free from any liability or any claim under the Plan.
     7. Adjustment to Option Stock. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Option in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, in accordance with the Plan.
     8. Amendments to Option. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Option, prospectively or retroactively; provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Colleague or any holder or beneficiary of the Option shall not to that extent be effective without the consent of the Colleague, holder or beneficiary affected.
     9. Limited Transferability. During the Colleague’s lifetime, this Option can be exercised only by the Colleague. This Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Colleague other than by will or the laws of descent and distribution. Any attempt to otherwise transfer this Option shall be void. No transfer of this Option by the Colleague by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
     10. Plan Governs. The Colleague hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     11. Restrictive Covenants. It is in the best interest of all colleagues to protect and preserve the assets of the Company. In this regard, in consideration for granting this Option and as conditions to Colleague’s ability to exercise this Option, Colleague acknowledges and agrees that:
     (a) Confidentiality. In the course of Colleague’s employment, Colleague will have access to trade secrets and other confidential information of the Company and its associated partnerships, limited liability companies and physician partners (“Affiliates”). Accordingly, Colleague agrees that, without the prior written consent of the Company, Colleague will not, other than in the normal conduct of the Company’s business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its Affiliates, including without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its Affiliates. Proprietary information includes, but is not limited to, information developed by the Colleague for the Company while employed by the Company. The obligations of the Colleague under this paragraph will continue without expiration after the Colleague has left the employment of the Company. Colleague agrees that upon leaving the employment of the Company, Colleague will return to the Company all property and confidential information in the Colleague’s possession and agrees not to copy or otherwise record in any way such information.

     (b) Non-Solicitation. While employed by the Company and for a period of two (2) years thereafter, Colleague shall not, on Colleague’s own behalf or on behalf of any other person or entity, directly or indirectly,
     (i) hire or solicit to leave the employ of the Company or any of its Affiliates any person employed by or under contract as an independent contractor to the Company or any of its Affiliates; or
     (ii) contact, solicit, entice away, or divert any business from any person or entity who is an Affiliate or an owner or otherwise affiliated with an Affiliate or with whom the Company was engaged in discussions as a potential Affiliate owner or affiliated person with an Affiliate within one (1) year prior to the date of termination of Colleague.
     In the event Colleague breaches any provisions of this paragraph, this Option shall immediately terminate and may not be exercised and the Company shall be entitled to seek other appropriate remedies it may have available to limit its damages from such breach.
     12. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     13. Notices. All notices required to be given under this Option shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	AmSurg Corp.
20 Burton Hills Boulevard
Nashville, Tennessee 37215
Attn: Director of Human Resources

To the Colleague:	The address then maintained with respect to the Colleague in the Company’s records.
     14. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
     15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Colleague and the Company for all purposes.
     16. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Colleague’s legal representative and assignees. All obligations imposed upon the Colleague and all rights granted to the Company under this Agreement shall be binding upon the Colleague’s heirs, executors, administrators, successors and assignees.

     IN WITNESS WHEREOF, the parties have caused this Non-Qualified Stock Option Agreement to be duly executed effective as of the day and year first above written.

AMSURG CORP.
By:	/s/ Christopher A. Holden
Name:	Christopher A. Holden
Title:	Chief Executive Officer

COLLEAGUE
Signature:	/s/ Ken P. McDonald
Print Name:	Ken P. McDonald

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